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VOYA PRIME RATE TRUST

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NEWS RELEASE

June 15, 2020

VOYA PRIME RATE TRUST EMPHASIZES THE NEED TO PROTECT AGAINST SHORT-TERM

ACTIVIST CAMPAIGNS AND PRESERVE INVESTMENT RETURNS FOR ALL

SHAREHOLDERS

The Board Asks Shareholders to Vote the "WHITE" Proxy Card

SCOTTSDALE, Ariz.--Voya Prime Rate Trust (NYSE: PPR) (the "Trust") today sent a letter to shareholders highlighting the results of a focused investment thesis that has delivered consistently paid dividends for decades and performed well in periods of heightened volatility and credit risk. This strategy has been overseen by an experienced Board that is committed to protecting investment returns in the Fund and has a track record of acting in the best interests of ALL shareholders.

The letter also notes the recent action taken by the Securities and Exchange Commission (SEC) to protect closed-end funds against activist investors, like Saba Capital Management, which seek to leverage their outsized influence to generate short-term profits at the expense of long-term shareholders. As former SEC Commissioner Robert Jackson said in testimony before the U.S. House of Representatives last year, "One of the things that is most troubling about [closed-end fund activism] is that closed-end funds ordinarily are held by retail investors...who bought the fund with the understanding that it wouldn't be attacked in just this way."

The Board has determined that the Board nominees and shareholder proposal put forward by a hedge fund managed by Saba Capital Management are adverse to the interests of the Trust's long- term shareholders and urges shareholders to cast their vote using the "WHITE" proxy card "FOR" the Board-approved nominees and "AGAINST" the proposal requesting a tender offer.

The Annual Meeting of Shareholders will be held on July 9, 2020.

The full text of Voya Prime Rate Trust's letter to shareholders can be found here .

Media Contact:

Kristopher Kagel

(212)309-6568 Kristopher.Kagel@voya.com

About Voya Investment Management

A leading, active asset management firm, Voya Investment Management manages, as of March 31, 2020, more than $210 billion for affiliated and external institutions as well as individual investors. With over 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. Voya Investment Management was named in 2015, 2016, 2017, 2018 and 2019 as a "Best Places to Work" by Pensions and Investments magazine. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.